Filed pursuant to Rule 424(b)(5)
Registration No. 333-
PROSPECTUS

LILIS ENERGY, INC.
______________

61,951,810 Shares of Common Stock
The selling stockholders named in this prospectus or to be named in one or more prospectus supplements may offer and sell, in one or more offerings from time to time, up to 61,951,810 shares of common stock at prices and on terms that will be determined at or prior to the time of the offering.
We encourage you to carefully read this prospectus and any applicable prospectus supplement before you invest in our securities. We also encourage you to read the documents we have referred you to in the “Where You Can Find More Information” section of this prospectus for information on us and for our financial statements.
Our common stock is listed on the NYSE American under the symbol “LLEX”. On April 17, 2018, the last reported sales price of our common stock was $4.14 per share.

The securities offered in this prospectus involve risks. You should carefully consider the risks associated with any investment in our securities that are described in the applicable prospectus supplement and contained in our filings with the SEC as described in “Risk Factors” on page 1 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 3, 2018

You should rely only on the information contained in this prospectus and in any relevant prospectus supplement or free writing prospectus, including any information incorporated herein or therein by reference. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information in this prospectus, any accompanying prospectus supplement, any free writing prospectus or any document incorporated by reference is accurate as of any date other than the date on its front cover. Our business, financial condition, results of operations and prospects may have changed since the date indicated on the front cover of such documents. Neither this prospectus nor any prospectus supplement or free writing prospectus constitutes an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate, nor does this prospectus or a prospectus supplement or free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	i
ABOUT LILIS ENERGY, INC.	1
RISK FACTORS	1
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	1
WHERE YOU CAN FIND MORE INFORMATION	2
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	2
USE OF PROCEEDS	3
SELLING STOCKHOLDERS	4
PLAN OF DISTRIBUTION	8
DESCRIPTION OF CAPITAL STOCK	10
LEGAL MATTERS	12
EXPERTS	12

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC. The selling stockholders may sell the securities described in this prospectus in one or more offerings. To the extent required by applicable law or as otherwise determined necessary, we may provide a prospectus supplement to provide specific information in connection with particular offerings by selling stockholders. Any prospectus supplement may also add, update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus or any information incorporated by reference herein and in a prospectus supplement, you should rely on the information in that prospectus supplement. You should carefully read both this prospectus, any prospectus supplement, any free writing prospectus that we authorize to be distributed to you, and any information incorporated by reference into the foregoing, together with additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information” before buying any of the securities offered under this prospectus.
As used in this prospectus, unless the context requires otherwise or unless otherwise noted, the terms “Company,” “Lilis,” “we,” “our,” “ours” and “us” refer to Lilis Energy, Inc. and its wholly-owned subsidiaries.

i

ABOUT LILIS ENERGY, INC.

Lilis is an independent oil and gas company focused on the acquisition, development, and production of conventional and unconventional oil and natural gas properties in the core of the Delaware Basin in Reeves, Winkler and Loving Counties, Texas and Lea County, New Mexico.

Our principal executive offices are located 300 E. Sonterra Blvd., Suite No. 1220, San Antonio, Texas 78258, and our telephone number is (210) 999-5400.

RISK FACTORS
An investment in our securities involves risks. We urge you to carefully consider all of the information contained in or incorporated by reference in this prospectus and other information which may be contained or incorporated by reference in any applicable prospectus supplement as provided under “Incorporation of Certain Information by Reference,” including our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. This prospectus also contains forward-looking statements that involve risks and uncertainties. Please read “Cautionary Statement Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described in this prospectus or any applicable prospectus supplement and in the documents incorporated by reference in this prospectus or any applicable prospectus supplement. If any of these risks occur, our business, financial condition or results of operation could be adversely affected.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”), as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include the words “may,” “should,” “could,” “estimate,” “intend,” “plan,” “project,” “continue,” “believe,” “predict,” “expect,” “anticipate,” “goal,” “forecast,” “target” or other similar words.

All statements, other than statements of historical fact, that are contained or incorporated by reference in this prospectus that address activities, events or developments that we expect or anticipate will or may occur in the future are forward-looking statements, including, but not limited to, any projections of earnings, revenue or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning future production, reserves or other resource development opportunities; any projected well performance or economics, or potential joint ventures or strategic partnerships; any statements regarding future economic conditions or performance; any statements regarding future capital-raising activities; any statements of belief; commodity price risk management activities and the impact on our average realized price; and any statements of assumptions underlying any of the foregoing.

Although we believe that the expectations, plans, and intentions reflected in or suggested by any of our forward-looking statements are reasonable, we can give no assurance that these plans, intentions, or expectations will be achieved, and the actual results could differ materially from those projected or assumed in any of our forward-looking statements.

Our future financial condition and results of operations, as well as any forward-looking statements, are subject to inherent risks and uncertainties, many of which are beyond our control. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements include, but are not limited to, the Risk Factors set forth in Item 1A of our Annual Report on Form 10-K as filed with the SEC on March 9, 2018, incorporated herein by reference.

Should one or more of the risks or uncertainties described in the Risk Factors of our Annual Report on Form 10-K incorporated herein by reference or subsequent SEC reports occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those in any forward-looking statements.

These forward-looking statements present our estimates and assumptions only as of the date of their presentation. Except as required by law, we specifically disclaim all responsibility to publicly update any information contained in any forward-looking statement and, therefore, disclaim any resulting liability for potentially related damages. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the SEC. Such reports and other information filed by us can be inspected and copied at the public reference facilities of the SEC at 100 F Street N.E., Washington, D.C. 20549. Requests for copies should be directed to the SEC’s Public Reference Section, Judiciary Plaza, 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1–800–SEC–0330 for more information on the public reference rooms.  The SEC maintains a web site (www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically.

We have filed with the SEC the Registration Statement of which this prospectus constitutes a part, under the Securities Act.  For further information pertaining to us, reference is made to the Registration Statement.  Statements contained in this prospectus concerning the provisions of documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.  Copies of the Registration Statement are on file at the offices of the SEC and may be inspected without charge at the offices of the SEC, the address of which is set forth above, and copies may be obtained from the SEC at prescribed rates.  The Registration Statement has been filed electronically through the SEC’s Electronic Data Gathering, Analysis and Retrieval System and may be obtained through the Commission’s web site (www.sec.gov).

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with the SEC, which means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus and later information that we file with the SEC will automatically update and supersede this information. Therefore, before you decide to invest in a particular offering under this shelf registration, you should always check for reports we may have filed with the SEC after the date of this prospectus. The following documents previously filed with the SEC are incorporated by reference in this prospectus:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on March 9, 2018;

•	Current Reports on Form 8-K filed with the SEC on February 1, 2018, February 23, 2018, March 7, 2018, March 21, 2018 and April 11, 2018; and

•
The description of capital stock contained in the Registration Statement on Form 8-A, as filed with the SEC on May 5, 2017, as supplemented by the “Description of Capital Stock” found on page 13 of this prospectus and including any amendments or reports filed for the purpose of updating such description

All future documents filed with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than portions of these documents that are deemed to have been furnished and not filed in accordance with SEC rules, including current reports on Form 8-K furnished under Item 2.02 and Item 7.01 and any exhibits related thereto furnished under Item 9.01) before the termination of the offering under this prospectus and any applicable prospectus supplement shall be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus or any applicable prospectus supplement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any applicable prospectus supplement.

We undertake to provide without charge to any person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon oral or written request of such person, a copy of any or all of the documents that have been incorporated by reference in this prospectus, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You should direct requests for documents to us at the following address: Lilis Energy, Inc., 300 E. Sonterra Blvd., Suite No. 1220, San Antonio, TX 78258, Attention: Joseph C. Daches, or by telephone number at (210) 999-5400.

 USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders.

SELLING STOCKHOLDERS

As described in more detail below, this prospectus relates to the resale of up to an aggregate of 61,951,810 shares of common stock (22,865,487 shares of which were previously registered) by the selling stockholders named below (as may be amended or supplemented in one or more prospectus supplements). The aggregate number of shares to which this prospectus relates consist of up to 28,881,775 shares of common stock issuable upon conversion of our Series C Preferred Stock, 25,991,099 shares of common stock issuable upon conversion of loans made pursuant to our Second Lien Credit Facility (“Second Lien Loans”), 6,940,722 shares of common stock issued to OneEnergy Partners Operating, LLC (“OEP”) in connection with the Acquisition (as defined below), and 138,214 shares of common stock issuable upon exercise of warrants at an exercise price of $3.50 per share.

The registration of the offer and sale of shares of common stock under this prospectus does not necessarily mean that all or any portion of the Series C Preferred Stock or Second Lien Loans will be converted into shares of common stock or that all of any portion of the shares of common stock registered for resale hereby will be sold by the selling stockholders. In addition, due to the variability of the conversion rate of the Series C Preferred Stock as described below, the Series C Preferred Stock may become convertible into a number of shares that is more or less than the number of underlying shares registered for resale hereunder.

Series C Preferred Stock

On January 30, 2018, we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with certain private funds affiliated with Värde Partners, Inc. (the “Purchasers”), pursuant to which we sold to the Purchasers 100,000 shares of a newly created series of preferred stock of the Company, designated as “Series C 9.75% Convertible Participating Preferred Stock” (the “Series C Preferred Stock ”), for a purchase price of $1,000 per share, or an aggregate of $100,000,000. Closing of the issuance and sale of the shares of Series C Preferred Stock pursuant to the Securities Purchase Agreement occurred on January 31, 2018.

On January 31, 2018, in connection with the closing of the issuance of shares of Series C Preferred Stock pursuant to the Securities Purchase Agreement, we entered into a Registration Rights Agreement (the “ Registration Rights Agreement ”) with the Purchasers pursuant to which, among other matters, we are required to file with the SEC a registration statement under the Securities Act registering for resale the shares of common stock issuable upon conversion of shares of Series C Preferred Stock. This prospectus is part of the registration statement we are filing pursuant to the Registration Rights Agreement. The Registration Rights Agreement also grants to the Purchasers demand and piggyback rights with respect to certain underwritten offerings of common stock and contains customary covenants and indemnification and contribution provisions.

The following is a description of certain terms of the Series C Preferred Stock and the Securities Purchase Agreement as they relate to convertibility and transferability. For additional information about the material terms of the Series C Preferred Stock and the Securities Purchase Agreement, refer to Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity – Subsequent Events in our Annual Report on Form 10-K, which is incorporated herein by reference. The description below is not complete and is qualified in its entirety by reference to the full copies of the Securities Purchase Agreement and the Certificate of Designation with respect to the Series C Preferred Stock (the “Certificate of Designations”) filed as Exhibits 10.1 and 3.1, respectively, to our Current Report on Form 8-K, filed with the SEC on February 1, 2018, which is incorporated herein by reference.

Ranking. The Series C Preferred Stock ranks senior to our common stock with respect to dividends and rights on the liquidation, dissolution or winding up of the Company.

Stated Value. The Series C Preferred Stock has a per share stated value of $1,000, subject to increase in connection with the payment of dividends in kind as described below (the “Stated Value”).

Dividends. Holders of shares of Series C Preferred Stock will be entitled to receive cumulative preferential dividends, payable and compounded quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, commencing April 1, 2018, at an annual rate of 9.75% of the Stated Value until April 26, 2021, after which the annual dividend rate will increase to 12.00% if paid in full in cash or 15.00% if not paid in full in cash. Dividends are payable, at the Company’s option, (i) in cash, (ii) in kind by increasing the Stated Value by the amount per share of the dividend or (iii) in a combination thereof. The Company expects to pay dividends in kind for the foreseeable future. In addition to these preferential dividends, holders of shares of Series C Preferred Stock will be entitled to participate in any dividends paid on the Common Stock on an as-converted basis.

Optional Redemption. We have the right to redeem the Series C Preferred Stock, in whole or in part at any time (subject to certain limitations on partial redemptions), at a price per share equal to (i) the Stated Value then in effect multiplied by (a) 120% if redeemed during 2018, (b) 125% if redeemed during 2019 or (c) 130% if redeemed after 2019, plus (ii) accrued and unpaid dividends thereon and any other amounts payable by us in respect thereof (the “Optional Redemption Amount”). The Series C Preferred Stock is perpetual and is not mandatorily redeemable at the option of the holders, except upon the occurrence of a Change of Control (as defined in the Certificate of Designation).

Conversion. Each share of Series C Preferred Stock is convertible at any time at the option of the holder into a number of shares of common stock equal to (i) the applicable Optional Redemption Amount divided by (ii) a conversion price of $6.15, subject to adjustment (the “Conversion Price”). The Conversion Price is subject to proportionate adjustment in connection with stock splits and combinations, dividends paid in stock and similar events affecting the outstanding common stock. Additionally, the Conversion Price will be adjusted, based on a broad-based weighted average formula, if we issue, or are deemed to issue, additional shares of common stock for consideration per share that is less than the lesser of (i) $5.25 and (ii) the Conversion Price then in effect, subject to certain exceptions and to the Share Cap (as defined below).

We have the right to force the conversion of any or all of the outstanding shares of Series C Preferred Stock if (i) the volume-weighted average price per share of the common stock on the principal exchange on which it is then traded has been at least 140% of the Conversion Price then in effect for at least 20 of the 30 consecutive trading days immediately preceding the exercise by us of the forced conversion right and (ii) certain trading and other conditions are satisfied.

To comply with rules of the NYSE American, the Certificate of Designation provides that the number of shares of common stock issuable on conversion of a share of Series C Preferred Stock may not exceed (i) the Stated Value divided by (ii) $4.42 (which was the closing price of the common stock on the NYSE American on January 30, 2018) (the “Share Cap”) prior to approval by our shareholders of the issuance of shares of common stock in excess of the Share Cap upon conversion of shares of Series C Preferred Stock. The Securities Purchase Agreement requires us to seek such shareholder approval at our next special or annual meeting of shareholders, which must occur within six months after the initial issuance of the Series C Preferred Stock. We intend to seek such shareholder approval at our 2018 annual meeting of shareholders.

Transfer Restrictions. The Certificate of Designation provides that shares of Series C Preferred Stock and shares of common stock issued on conversion of shares of Series C Preferred Stock may not be transferred by the holder of such shares, other than to an affiliate of such holder, prior to July 31, 2018. On and after July 31, 2018, such shares will be freely transferable, subject to applicable securities laws.

Värde Partners, Inc. is the lead lender, and certain private funds affiliated with Värde Partners, Inc. are lenders, under our Second Lien Credit Facility. Refer to Note 7 – Long-Term Debt to the consolidated financial statements included in our Annual Report on Form 10-K, which is incorporated herein by reference. In addition, two of our directors, Mr. Johanning and Mr. Specks, were appointed to our board in March 2018 pursuant to the board designation rights of the Series C Preferred Stock. Mr. Johanning and Mr. Specks are technical and managing directors, respectively, of Värde Partners, Inc. and/or its affiliates.

Second Lien Term Loan

Under the terms of the Company’s second lien credit agreement, dated as of April 26, 2017, by and among the Company, certain subsidiaries of the Company, as guarantors (the “Guarantors”), Wilmington Trust, National Association, as administrative agent (the “Agent”), and the lenders party thereto (the “Lenders”), including Värde Partners, Inc., as lead lender (the “Lead Lender”), as amended (the “Second Lien Credit Agreement”), the Lead Lender has the option to convert 70% of the principal amount of each tranche of the Second Lien Term Loan (the “Loan”) under the Second Lien Credit Agreement, together with accrued paid-in-kind interest and the make-whole premium on such principal amount (together, the “Conversion Sum”), into shares of common stock. As of April 9, 2018, the Lead Lender has not exercised its option to convert the Conversion Sum into common stock.

OEP Acquisition

On January 30, 2018, we entered into a Purchase and Sale Agreement (the “Purchase and Sale Agreement”) with OneEnergy Partners Operating, LLC (“OEP”), pursuant to which we agreed to purchase from OEP certain oil and gas properties and related assets for a purchase price of $70 million, subject to customary purchase price adjustments (the “Acquisition”).

Pursuant to the Purchase and Sale Agreement, the unadjusted purchase price for the Acquisition consisted of $40 million in cash and $30 million in shares of our common stock, valued at a price per share equal to (i) the volume-weighted average trading price of the common stock on the NYSE American for the 20 consecutive trading days ending on and including the first trading day preceding the closing date of the Acquisition multiplied by (ii) 1.05, but in no event would such price be less than $4.25 or greater than $5.25.

The Purchase and Sale Agreement also includes registration rights provisions pursuant to which, among other matters, we are required to file with the SEC a registration statement under the Securities Act registering for resale the shares of common stock issued to OEP. This prospectus is part of the registration statement we are filing pursuant to these registration rights provisions. The registration rights provisions also grant piggyback rights with respect to certain underwritten offerings of common stock and contain customary covenants and indemnification and contribution provisions.

On March 15, 2018, the Acquisition closed and we issued 6,940,722 shares of common stock to OEP.

The description above is not complete and is qualified in its entirety by reference to the full copy of the Purchase and Sale Agreement filed as Exhibit 2.1 to our Current Report on Form 8-K, filed with the SEC on February 1, 2018, which is incorporated herein by reference.

Selling Stockholder Table

Except as otherwise indicated in the footnotes below, the beneficial owner has sole voting and investment power with respect to the indicated shares of our common stock. The percentage of our shares before and after the offering are based on 60,148,176 shares outstanding as of March 31, 2018. In addition, for each applicable selling stockholder, the percentage of our shares before and after the offering also includes the number of shares issuable upon conversion of the Series C Preferred Stock and Second Lien Loans held by that selling stockholder.
The number and percentage of shares beneficially owned after this offering for each selling stockholder assume the offer and sale by the selling stockholders of all shares of our common stock received upon such conversion that are registered for resale hereunder and no other acquisitions, dispositions or issuances of shares of our common stock. It is difficult to estimate the aggregate number of shares that the selling stockholders will ultimately offer and sell pursuant to prospectus or that the selling stockholders will ultimately own upon completion of the offering to which this prospectus relates.
This information is based solely upon information provided to us by the selling stockholders and is accurate to the best of our knowledge as of the date hereof.

Name of Selling Stockholder	Number of Shares Beneficially Owned Prior to Offering(1)	Maximum Number of Shares to be Sold Pursuant to this Prospectus(2)	Number of Shares Beneficially Owned After Offering(3)	Percentage of Shares Beneficially Owned After Offering(3)
The Värde Fund XI (Master), L.P. (4) 901 Marquette Avenue South Minneapolis, MN 55402	22,827,115	22,827,115	-	-
The Värde Fund XII (Master), L.P. (4)
901 Marquette Avenue South
Minneapolis, MN 55402	16,242,371	16,242,371	-	-
The Värde Skyway Master Fund, L.P. (4)
901 Marquette Avenue South
Minneapolis, MN 55402	7,133,474	7,133,474	-	-
The Värde Fund VI-A, L.P. (4)
901 Marquette Avenue South
Minneapolis, MN 55402	1,646,186	1,646,186	-	-
Värde Investment Partners, L.P. (4)
901 Marquette Avenue South
Minneapolis, MN 55402	3,731,355	3,731,355	-	-
Värde Investment Partners (Offshore) Master, L.P. (4)
901 Marquette Avenue South
Minneapolis, MN 55402	3,292,373	3,292,373	-	-
OneEnergy Partners Operating, LLC (5)
2929 Allen Parkway, Suite 200
Houston, TX 77019	6,940,722	6,940,722	-	-
Heartland Bank (6)
One Information Way, Suite 300
Little Rock, AR 72202	138,214	138,214	-	-

The number and percentage of shares beneficially owned after this offering for each selling stockholder assume (i) that the offer and sale by the selling stockholders of all shares of our common stock that are registered for resale hereunder are received upon such conversion and (ii) that there are no other acquisitions, dispositions or issuances of shares of our common stock. It is difficult to estimate the aggregate number of shares that the selling stockholders will ultimately (i) offer and sell pursuant to prospectus or (ii) own upon completion of the offering to which this prospectus relates.
This information is based solely upon information provided to us by the selling stockholders and is accurate to the best of our knowledge as of the date hereof.

(1)
The number of shares of common stock owned are those “beneficially owned” as determined under the rules of the SEC, including any shares of common stock as to which the selling stockholder has sole or shared voting or investment power and any shares of common stock that the selling stockholder has the right to acquire within 60 days of March 31, 2018 through the exercise of any option, warrant, or right, as well as an estimate of the maximum number of shares which may be issued and ultimately beneficially owned by the named selling stockholders ultimately controlled by Värde Partners, Inc. underlying the Series C Preferred Stock and Second Lien Loans.

(2)
With respect to the shares that may be deemed to be beneficially owned by the named selling stockholders ultimately controlled by Värde Partners, Inc., this represents each selling stockholder’s pro rata portion of (i) 28,881,775 shares of common stock which may be issued upon the conversion of the Series C Preferred Stock being registered in the registration statement of which this prospectus forms a part (based on an estimate of the maximum number of shares which may be issued, including accrued dividends paid in kind and the redemption premium of 130%) and (ii) 25,991,099 shares of common stock which may be issued upon the conversion of the Second Lien Term Loan (including the make-whole premium and accrued and unpaid interest). The actual number of shares issuable upon conversion of the Series C Preferred Stock and the Second Lien Term Loan will vary depending upon the date of conversion.

(3)	The “Number of Shares Beneficially Owned After Offering” assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

(4)
Värde Partners, Inc. is the ultimate owner of the general partners (the “General Partners”) of each of the selling stockholders named above, or of the General Partners’ managing members. Mr. George Hicks is the chief executive officer of Värde Partners, Inc. As such, each of Värde Partners, Inc. and Mr. Hicks may be deemed to have beneficial ownership of the shares owned by each of the selling stockholders. Each of Värde Partners, Inc. and Mr. Hicks disclaims beneficial ownership of the securities held indirectly through the selling stockholders named herein except to the extent of their pecuniary interest therein, and this disclosure shall not be deemed an admission that any such reporting person is the beneficial owner for purposes of this Registration Statement or for any other purpose.

(5)
This represents 6,940,722 shares of common stock issued upon the closing of the Acquisition on March 15, 2018. The natural person with ultimate voting or investment control over the shares of common stock is Leo Slootsky.

(6)	This represents 138,214 shares of common stock underlying warrants. The natural person with ultimate voting or investment control over the shares of common stock held is Judy Lawton.

PLAN OF DISTRIBUTION
The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of the securities offered by this prospectus or any applicable prospectus supplement on any stock exchange, market or trading facility on which the securities are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.
The selling stockholders may use any one or more of the following methods when disposing of the offered securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	“at the market” offerings, which includes sales made directly on or through the NYSE American or sales made to or through a market maker other than on an exchange;

•	short sales effected after the date of this prospectus;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree to sell a specified number of securities at a stipulated price;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
The selling stockholders will act independently of us in making decisions with respect to the timing, manner, and size of each sale.  There can be no assurance that any selling stockholder will sell any or all of the shares of common stock covered by this prospectus and any accompanying prospectus supplement. The selling stockholders also may resell all or a portion of the common stock in open market transactions in reliance upon Rule 144 under the Securities Act, to the extent they comply with the requirements thereof.
In connection with any particular offering of shares of common stock by a selling stockholder pursuant to this prospectus, a prospectus supplement may, to the extent required by applicable law or as otherwise determined necessary, describe a specific method of distribution and related information.
The selling stockholders and any underwriters, dealers or agents that are involved in selling securities pursuant to this prospectus may be deemed “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by them and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.
We and the selling stockholders have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act. In addition, the selling stockholders may agree to indemnify any underwriters, broker-dealers and agents against or contribute to any payments the underwriters, broker-dealers or agents may be required to make with respect to, civil liabilities, including liabilities under the Securities Act. Underwriters, broker-dealers and agents and their affiliates may be customers of, engage in transactions with, or perform services for the selling stockholders or their affiliates in the ordinary course of business.
The selling stockholders will be subject to applicable provisions of Regulation M of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the securities by the selling stockholders. Regulation M may also restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the securities. These restrictions may affect the marketability of such securities.
Pursuant to the agreements described above under “Selling Stockholders,” we have agreed to pay the costs, expenses and fees in connection with the registration of the shares covered by this prospectus, but the selling stockholders will pay any and all underwriting discounts, selling commissions and stock transfer taxes, if any, attributable to sales of their shares. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

DESCRIPTION OF CAPITAL STOCK

General
The following description of Lilis’s capital stock is derived from its articles of incorporation and bylaws as well as relevant provisions of applicable law. Lilis’s authorized capital stock consists of 150,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. As of March 31, 2018, there were 60,148,176 shares of Common Stock outstanding, 100,000 shares of Series C Preferred Stock with an aggregate stated value of $100,000,000 and approximately 11,692,971 warrants outstanding that were issued in connection with our debt offerings.

Common Stock

Except as otherwise required by law or provided in any designation of rights of preferred stock, the holders of Lilis’s common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of preferred stock. Except as otherwise provided by law, and subject to any voting rights granted holders of preferred stock, amendments to Lilis’s articles of incorporation generally must be approved by a majority of the votes entitled to be cast by all outstanding shares of common stock. Lilis’s articles of incorporation and bylaws do not provide for cumulative voting in the election of directors. Except as otherwise required by law or provided in any designation of rights of preferred stock, the holders of Lilis’s common stock are entitled to receive dividends, if any, as may be declared from time to time by Lilis’s board of directors. In the event that Lilis liquidates, dissolves or winds-up the Company, the holders of Lilis’s common stock are entitled to share ratably in all of the assets that remain after Lilis pays its liabilities. This right is subject, however, to the prior distribution rights of any outstanding preferred stock. The terms of Lilis’s common stock do not include any preemptive, conversion or subscription rights, nor any redemption or sinking fund provisions.

Preferred Stock

Our Board is authorized by our articles of incorporation to establish classes or series of preferred stock and fix the designation, powers, preferences and rights of the shares of each such class or series and the qualifications, limitations or restrictions thereof without any further vote or action by our stockholders. Any shares of preferred stock so issued could have priority over our common stock with respect to dividend or liquidation rights. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in our control without further action by our stockholders and may adversely affect the voting and other rights of the holders of our common stock.

The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable a holder to block such a transaction. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of holders of our common stock. Although our Board is required to make any determination to issue preferred stock based on its judgment as to the best interests of our stockholders, our Board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which such stockholders might receive a premium for their stock over the then market price of such stock.

Authorized but Unissued Shares

The authorized but unissued shares of common stock are available for future issuance without stockholder approval, unless otherwise required by law or applicable stock exchange rules. Additional authorized but unissued shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares could hinder or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Anti-Takeover Provisions Under The Nevada Revised Statutes

Business Combinations

Sections 78.411 to 78.444 of the Nevada revised statues (the “NRS”) prohibit a Nevada corporation from engaging in a “combination” with an “interested stockholder” for three years following the date that such person becomes an interested shareholder and place certain restrictions on such combinations even after the expiration of the three-year period. With certain exceptions, an interested stockholder is a person or group that owns 10% or more of the corporation’s outstanding voting power (including stock with respect to which the person has voting rights and any rights to acquire stock pursuant to an option, warrant, agreement, arrangement, or understanding or upon the exercise of conversion or exchange rights) or is an affiliate or associate of the corporation and was the owner of 10% or more of such voting stock at any time within the previous three years.

A Nevada corporation may elect not to be governed by Sections 78.411 to 78.444 by a provision in its articles of incorporation. We have such a provision in our articles of incorporation, as amended, pursuant to which we have elected to opt out of Sections 78.411 to 78.444; therefore, these sections do not apply to us.

Control Shares

Nevada law also seeks to impede “unfriendly” corporate takeovers by providing in Sections 78.378 to 78.3793 of the NRS that an “acquiring person” shall only obtain voting rights in the “control shares” purchased by such person to the extent approved by the other shareholders at a meeting. With certain exceptions, an acquiring person is one who acquires or offers to acquire a “controlling interest” in the corporation, defined as one-fifth or more of the voting power. Control shares include not only shares acquired or offered to be acquired in connection with the acquisition of a controlling interest, but also all shares acquired by the acquiring person within the preceding 90 days. The statute covers not only the acquiring person but also any persons acting in association with the acquiring person.

A Nevada corporation may elect to opt out of the provisions of Sections 78.378 to 78.3793 of the NRS. We have no provision in our articles of incorporation pursuant to which we have elected to opt out of Sections 78.378 to 78.3793; therefore, these sections do apply to us.

Removal of Directors

Section 78.335 of the NRS provides that 2/3rds of the voting power of the issued and outstanding shares of the Company are required to remove a Director from office. As such, it may be more difficult for shareholders to remove Directors due to the fact the NRS requires greater than majority approval of the shareholders for such removal.

Listing

Our shares of common stock are currently listed on the NYSE American under the symbol “LLEX.”

Transfer Agent and Registrar

The transfer agent and registrar of Lilis’s common stock is Corporate Stock Transfer, Inc., located at 3200 E. Cherry Creek Drive South, #430, Denver, CO 80209, telephone: 210-999-5400.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered hereby by us and/or the selling stockholders will be passed upon by Baker & Hostetler LLP. If legal matters in connection with offerings made by this prospectus are passed on by counsel for the underwriters, dealers or agents, if any, that counsel will be named in the applicable prospectus supplement.

EXPERTS
Independent Registered Public Accounting Firms
The consolidated financial statements as of December 31, 2017 and for the year then ended, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017, incorporated by reference in this Prospectus have been so incorporated in reliance upon the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, (the report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2017) given on the authority of said firm as an expert in auditing and accounting.

The consolidated financial statements of Lilis Energy, Inc. as of December 31, 2016 and for the year then ended have been incorporated by reference into this prospectus herein in reliance upon the report of Marcum LLP, independent registered public accounting firm, and upon the authority of said firm as an expert in accounting and auditing.

Petroleum Engineers

Information with respect to the estimates of our proved oil and gas reserves that is incorporated by reference into this prospectus was prepared by Cawley, Gillespie & Associates, Inc., an independent reserve engineering firm, and is included herein in reliance upon their authority as experts in reserves.

LILIS ENERGY, INC.

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PROSPECTUS

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61,951,810 Shares of Common Stock

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May 3, 2018